Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly or Kimberli O’Meara	Kevin McGrath
	Investor Relations	Cameron & Associates (Investors)
	Aastrom Biosciences, Inc.	Phone: (212) 245-4577
Phone: (734) 930-5777

Stephen Zoegall
Berry & Company (Media)
Phone: (212) 253-8881
AASTROM BIOSCIENCES REPORTS FIRST QUARTER
FISCAL YEAR 2009 FINANCIAL RESULTS
— Focus on Cardiovascular Regeneration Sets Foundation for Future Clinical Progress —
Ann Arbor, Michigan, November 7, 2008 — Aastrom Biosciences, Inc. (Nasdaq: ASTM), a leading regenerative medicine company, today reported financial results for the first fiscal quarter ended September 30, 2008. The Company also reported several recent clinical and operational achievements, including:
•	U.S. Phase II cardiac regeneration clinical trial opens first two clinical sites

The Methodist Hospital in Houston, TX and Baylor University Medical Center in Dallas, TX are open for patient enrollment in the U.S. Phase II IMPACT-DCM clinical trial evaluating Aastrom’s Cardiac Repair Cells (CRCs) in the treatment of dilated cardiomyopathy (DCM), a disease associated with severe chronic heart failure. Three other clinical sites are completing the steps necessary to prepare for patient enrollment. It is anticipated that the first patient will be treated during the 4th quarter of calendar year 2008. Aastrom’s protocol to initiate the 40-patient, randomized, controlled, prospective, open-label IMPACT-DCM clinical trial, previously approved by the U.S. Food and Drug Administration (FDA), seeks to enroll 20 patients with ischemic DCM and 20 patients with non-ischemic DCM at five clinical sites in the U.S.

•	U.S. Phase IIb vascular regeneration clinical trial treats 30th patient

The 30th patient was treated in the U.S. Phase IIb RESTORE-CLI clinical trial. This milestone marks an important step toward interim data retrieval from this clinical trial evaluating Aastrom’s Vascular Repair Cells (VRCs) in the treatment of patients suffering from the most severe form of peripheral arterial disease (PAD), critical limb ischemia (CLI). After the 30th patient has been followed for one year, the Company will be able to unblind and analyze the interim data. After analysis, the next milestone for this trial will be reporting interim data from this first set of critically ill patients.

•	$15 million common stock purchase program in place with Fusion Capital Fund II, LLC

Aastrom executed a $15 million common stock purchase program with Fusion Capital Fund II, LLC (Fusion Capital) on October 27, 2008. Once the registration statement covering the resale of shares being sold to Fusion Capital has been declared effective by the Securities and Exchange Commission, Aastrom has the right, over a 25-month period, to sell shares of common stock to Fusion Capital from time to time in amounts between $60,000 and $2 million, up to an aggregate of $15 million, when the Company chooses to do so.
Aastrom Biosciences ▪ Domino’s Farms, Lobby K ▪ 24 Frank Lloyd Wright Dr. ▪ Ann Arbor, MI 48105 USA
Tel: 734-930-5555 ▪ Fax: 734-665-0485 ▪ mail@aastrom.com ▪ www.aastrom.com

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Aastrom-1st Q FY2009 Fin Results
November 7, 2008

•	NASDAQ compliance period extended to March 20, 2009

The Listings Qualifications Department of The Nasdaq Stock Market LLC (NASDAQ) notified Aastrom on October 22, 2008 that, given the current extraordinary market conditions, NASDAQ had suspended enforcement of the rules requiring a minimum $1.00 per share closing bid price through Friday, January 16, 2009. The Company had previously been given until December 15, 2008 to evidence a closing bid price of $1.00 or more for a minimum of ten consecutive business days to regain compliance. As a result of NASDAQ’s suspension, Aastrom now has until March 20, 2009 to regain compliance with the $1.00 minimum closing bid price rule.
“We’ve set a strong foundation to support and move our cardiovascular clinical programs forward. Over 30 patients have been treated in our vascular regeneration trial and patients are actively being recruited into our cardiac regeneration trial. Reprioritizing our clinical development programs to focus on our cardiovascular applications, together with related staff reductions, has significantly reduced our cash burn rate. Knowing that we will need additional capital to support our programs, we recently initiated a common stock purchase program with Fusion Capital that allows us to generate additional capital,” said George Dunbar, President and Chief Executive Officer of Aastrom. “We are committed to achieving our clinical milestones and furthering our regenerative medicine programs, and we look forward to reporting future clinical developments as they occur.”
First Fiscal Quarter Ended September 30, 2008 Results
Total revenues for the quarter ended September 30, 2008, consisting of minimal product sales including manufacturing supplies to academic collaborators in the U.S. and cell-based products to EU physicians, were $27,000, compared to total revenues of $87,000 for the same period in fiscal year 2008. Total revenues for the quarter ended September 30, 2007 also included grant funding of $75,000.
Total costs and expenses decreased to $4,046,000 for the quarter ended September 30, 2008, from $5,487,000 for the same period in fiscal year 2008.
Research and development expenses decreased to $2,726,000 for the quarter ended September 30, 2008 from $3,873,000 for the same period in fiscal year 2008. This decrease reflects the changes we implemented in May 2008, when we reprioritized our clinical development programs to focus primarily on cardiovascular applications. The reprioritization reduced our overall research and development expenses, including salaries and benefits. Research and development expenses for the quarters ended September 30, 2008 and 2007 also include a non-cash charge of $162,000 and $224,000, respectively, relating to share-based compensation expense.
Selling, general and administrative expenses decreased to $1,316,000 for the quarter ended September 30, 2008 from $1,614,000 for the same period in fiscal year 2008. This decrease is primarily due to lower salaries and benefits that resulted from the reduction in staff that was part of our clinical program reprioritization. Selling, general and administrative expenses for the quarters ended September 30, 2008 and 2007 also include a non-cash charge of $201,000 and $326,000, respectively, relating to share-based compensation expense.
Interest income was $127,000 for the quarter ended September 30, 2008 compared to $365,000 for the same period in fiscal year 2008. The fluctuations in interest income are due primarily to corresponding changes in the level of cash, cash equivalents and short-term investments during the periods.
Interest expense was $21,000 for the quarter ended September 30, 2008 compared to $15,000 for the same period in fiscal year 2008. The interest expense is related to long-term debt for equipment acquired during the fiscal year ended June 30, 2008.

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Aastrom-1st Q FY2009 Fin Results
November 7, 2008

Net loss for the quarter ended September 30, 2008 was $3,913,000, or $.03 per common share compared to $5,050,000, or $.04 per common share for the same period in fiscal year 2008. The decrease in net loss is primarily the result of decreased costs and expenses offset in part on a per share basis by an increase in the weighted average number of common shares outstanding.
At September 30, 2008, the Company had $18.7 million in cash, cash equivalents and short-term investments as compared to $22.5 million at June 30, 2008. Subsequently, on October 27, 2008, the Company entered into a common stock purchase program to sell shares of common stock to Fusion Capital from time to time in amounts between $60,000 and $2 million, up to an aggregate of $15 million. The Company reduced costs and expenses in an attempt to achieve an estimated average cash utilization of approximately $1.2 million per month for the fiscal year ending June 30, 2009, through a combination of development and clinical program reprioritizations and adjustments focusing on our cardiac regeneration program, along with reductions in overhead and staff.
About Aastrom Biosciences, Inc.
Aastrom is a leader in the development of autologous cell products for the repair or regeneration of human tissue. The Company’s proprietary Tissue Repair Cell (TRC) technology involves the use of a patient’s own cells to manufacture products to treat a range of chronic diseases and serious injuries. Aastrom’s TRC-based products contain increased numbers of stem and early progenitor cells, produced from a small amount of bone marrow collected from the patient. The TRC technology platform has positioned Aastrom to advance multiple products into clinical development. Ongoing development activities are focused on applying TRC technology to cardiac and vascular tissue regeneration. The Company is currently focused on cardiovascular regeneration and is conducting a Phase II clinical trial with dilated cardiomyopathy (DCM) patients (the IMPACT-DCM trial) and a Phase IIb clinical trial with critical limb ischemia (CLI) patients (the RESTORE-CLI trial).
This document contains forward-looking statements, including without limitation, statements concerning clinical trial strategies, potential partnering activities, product development objectives, potential advantages of TRC technology and TRC-based products, and potential product applications, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words “intends,” “expect,” “expected,” “should,” “anticipated,” and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are clinical trial results, potential product development difficulties, the effects of competitive therapies, regulatory approval requirements, the availability of financial and other resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
— Financial Table Follows —

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AASTROM BIOSCIENCES, INC.
(Unaudited)
(In thousands, except per share amounts)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

	Quarter ended September 30,
	2007	2008
REVENUES:
Product sales	$12	$27
Grants	75	—

Total revenues	87	27

COSTS AND EXPENSES:
Cost of product sales	—	4
Research and development	3,873	2,726
Selling, general and administrative	1,614	1,316

Total costs and expenses	5,487	4,046

OTHER INCOME (EXPENSE):
Interest income	365	127
Interest expense	(15)	(21)

Total other income, net	350	106

NET LOSS	$(5,050)	$(3,913)

NET LOSS PER COMMON SHARE
(Basic and Diluted)	$(.04)	$(.03)

Weighted average number of common shares outstanding	120,607	132,796

CONSOLIDATED BALANCE SHEET DATA:

	June 30,	September 30,
	2008	2008
ASSETS
Cash and cash equivalents	$16,492	$18,700
Short-term investments	5,970	—
Receivables, net	18	66
Other current assets	1,583	1,581
Property and equipment, net	2,154	1,983

Total assets	$26,217	$22,330

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$2,100	$1,874
Long-term debt	783	667
Shareholders’ equity	23,334	19,789

Total liabilities and shareholders’ equity	$26,217	$22,330

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